UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant          ☒
Filed by a Party other than the Registrant           ☐

Check the appropriate box:

☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒      Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Pursuant to Rule §240.14a-12

CKE Restaurants, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013
______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________

TIME	10:00 a.m. on Tuesday, June 27, 2006
PLACE	Chase Park Plaza Hotel
212 North Kingshighway Boulevard
St. Louis, Missouri 63108
ITEMS OF BUSINESS	(1) To elect three members of the Board of Directors for terms expiring in 2009.
(2) To transact such other business as may properly come before the Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record on May 8, 2006.
PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:
(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card;
(2) VISIT THE WEBSITE noted on the enclosed proxy card to vote by Internet; or
(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the Meeting.

By Order of the Board of Directors,

Andrew F. Puzder
President and Chief Executive Officer

Carpinteria, California
May 30, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY

i

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR THE
FISCAL YEAR ENDED JANUARY 30, 2006	21

STOCK PERFORMANCE GRAPH	25

TRANSACTIONS WITH OFFICERS AND DIRECTORS	26

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30

Fees Paid to Independent Registered Public Accounting Firm	30
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm	30
Auditor Independence	31

REPORT OF THE AUDIT COMMITTEE	31

OTHER MATTERS	33
Other Business	33

FUTURE STOCKHOLDER PROPOSALS	33

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating
with Non-Management Directors	34

ii

CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013

_______________________

PROXY STATEMENT

Annual Meeting of Stockholders
June 27, 2006
_______________________

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CKE Restaurants, Inc., a Delaware corporation (“CKE,” the “Company,” “we,” or “us”), for use at the Annual Meeting of Stockholders to be held at Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, Missouri, on Tuesday, June 27, 2006, at 10:00 a.m., Central Time (the “Annual Meeting” or the “Meeting”), and at any postponements or adjournments thereof. Stockholders will be admitted beginning at 9:45 a.m.

     This Proxy Statement, form of proxy and voting instructions are being mailed starting May 30, 2006.

Solicitation of Proxies

     At the Annual Meeting, the stockholders of CKE will be asked to (1) vote upon the election of three directors for a term expiring in 2009, and (2) act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     CKE’s Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of CKE common stock represented by any properly executed proxy that are not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting. A stockholder giving a proxy may revoke his or her proxy in the manner described below.

Annual Meeting Admission

     If you plan to attend the Annual Meeting, you may still vote your proxy prior to the Meeting. If you are a stockholder of record, please bring a photo ID to the Meeting. If you own stock through a bank, broker or other holder of record, you will need proof of ownership to attend or vote your shares at the Meeting. A recent brokerage statement and a letter from a broker are examples of proof of ownership.

Stockholders Entitled to Vote

     Holders of CKE common stock at the close of business on May 8, 2006, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 59,834,363 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

     Proxies may be revoked at any time before they are exercised by:

1.	written notice to the Secretary of the Company;

2.	timely delivery of a valid, later-dated proxy; or

3.	voting by ballot at the Annual Meeting.

     However, attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

HOW TO VOTE

     Your vote is important. Stockholders of record can vote by telephone, by Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Telephone

     You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 26, 2006 (June 22, 2006, if you hold your shares through CKE’s Employee Stock Purchase Plan). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone you do not need to return your proxy card.

Vote by Internet

     You also can choose to vote by Internet. The website for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 26, 2006 (June 22, 2006, if you hold your shares through CKE’s Employee Stock Purchase Plan). As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by Internet you do not need to return your proxy card.

Vote by Mail

     In order to be effective, completed proxy cards must be received by 9:30 a.m. Central Time on June 27, 2006 (June 20, 2006, if you hold your shares through CKE’s Employee Stock Purchase Plan). If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the business reply envelope provided with this Proxy Statement.

Voting at the Annual Meeting

     The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

     If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Required Vote

     Quorum. The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (whether present in person or represented by proxy) is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. On all matters to come before the Meeting, each holder of common stock will be entitled to one vote per share, except that voting for directors may be cumulative.

     Election of Directors. A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors. In the election of directors, holders of common stock are entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

     Broker Authority to Vote. Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange (the “NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. The NYSE rules permit member brokers who do not receive instructions to vote on the election of directors.

Availability of Certain Documents

     The Notice of Annual Meeting and Proxy Statement and the Fiscal 2006 Annual Report, It’s What’s Inside That Counts, are available through the Company’s Internet site at www.ckr.com under “Investors.” Our Annual Report and Form 10-K are not proxy soliciting materials.

     In addition, charters for our Audit, Compensation and Nominating & Corporate Governance Committees, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics and Code of Ethics for CEO and Senior Financial Officers are available at www.ckr.com.

Cost of Proxy Solicitation

     The cost of solicitation of proxies on the enclosed proxy card will be paid by CKE. In addition, following the mailing of this Proxy Statement, directors, officers and regular employees of CKE may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of CKE common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by CKE for their charges and expenses in connection therewith. In addition, CKE may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so, at an estimated cost of $6,500 plus out-of-pocket expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

     The Board of Directors of CKE is divided into three classes. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed.

Annual Meeting

     The class of directors whose term expires as of the date of the Meeting consists of Messrs. Carl L. Karcher, Ronald B. Maggard, Sr. and Daniel E. Ponder, Jr. The proxies solicited hereby are intended to be voted for the following nominees: Messrs. Carl L. Karcher, Jerold H. Rubinstein and Daniel E. Ponder, Jr. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying proxy card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board’s nominees as possible. With the exception of Mr. Rubinstein, all of the nominees currently are members of the Board of Directors, and all of the nominees have been recommended and nominated for election or re-election, as the case may be, by our Nominating & Corporate Governance Committee and approved by the Board of Directors. The persons named in the proxy will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the Meeting. To the knowledge of CKE, all nominees are and will be able to serve.

     We encourage our directors to attend the Annual Meeting and believe that attendance at the Annual Meeting is just as important as attendance at meetings of the Board of Directors. All of our directors attended last year’s Annual Meeting.

     The Board of Directors has proposed the following nominees for election at the Annual Meeting as directors with terms expiring in 2009:

Carl L. Karcher
Jerold H. Rubinstein
Daniel E. Ponder, Jr.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

     The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

NOMINEES FOR ELECTION OF DIRECTOR WITH TERMS CONTINUING UNTIL 2009

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

Carl L. Karcher 57	Mr. Karcher has served as a director since 1992. Mr. Karcher is the President of CLK, Inc., a Carl’s Jr. franchisee. Mr. Karcher has been a Carl’s Jr. franchisee since May 1985. For more than 17 years prior to that time, Mr. Karcher was employed by CKE in several capacities, including Vice President, Manufacturing and Distribution. Carl L. Karcher is the son of Carl N. Karcher, our founder and Chairman Emeritus.

Jerold H. Rubinstein 67	Mr. Rubinstein is Chairman of US Global Investors, Inc., a mutual fund advisory company. Mr. Rubinstein has started and sold many companies over the years including Bel Air Savings and Loan and DMX, a cable and satellite music distribution company. Most recently Mr. Rubinstein was Managing Partner in Music Imaging & Media Imaging International. Mr. Rubinstein started and sold XTRA Music Ltd., a satellite and cable music distribution company in Europe. Mr. Rubinstein is both a CPA and attorney.

Daniel E. Ponder, Jr. 51	Mr. Ponder has served as a director since April 2001. He is currently the President and Chairman of the Board of Ponder Enterprises, Inc., a franchisee of Hardee’s restaurants. He has been a Hardee’s franchisee for over 20 years. Mr. Ponder served in the Georgia legislature until January 2001. Mr. Ponder is the 2003 recipient of the John F. Kennedy Profile in Courage Award.

DIRECTORS CONTINUING IN OFFICE UNTIL 2007

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

Byron Allumbaugh 74	Mr. Allumbaugh has served as a director since 1996, and was appointed Chairman of the Board on July 19, 2005. Mr. Allumbaugh

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

retired as Chairman of the Board of Ralphs Grocery Company on January 31, 1997, where he held numerous management positions from 1958, serving as Chief Executive Officer from 1976 to 1995 and Chairman of the Board from 1995 until his retirement. Currently a self-employed business consultant, Mr. Allumbaugh is also a member of the Boards of Directors of the Automobile Club of Southern California and The Pantry, Inc.

Frank P. Willey 52	Frank P. Willey has served as a director since 1994. He was appointed Vice Chairman of Fidelity National Title Group (“FNT”) in October 2005. He previously served as a director of FNT’s parent company, Fidelity National Financial, Inc. (“FNF”), beginning in February 1984, and served as General Counsel of FNF from 1984 to January 1995, as well as its President from 1995 until March 2000.

Matthew Goldfarb 34	Mr. Goldfarb was appointed to the Board of Directors on April 13, 2006, with such appointment becoming effective immediately following the regularly scheduled meeting of the Board of Directors on June 27, 2006, to fill the vacancy left by the resignation of Douglas K. Ammerman on January 10, 2006. Mr. Goldfarb has been a Director and Senior Investment Analyst at Pirate Capital since January 2005. Prior to joining Pirate Capital, Mr. Goldfarb was counsel at Icahn Associates Corp., an investment firm, from July 2000 to January 2005. Prior to that, Mr. Goldfarb was associated with the law firm of Schulte Roth & Zabel LLP.

DIRECTORS CONTINUING IN OFFICE UNTIL 2008

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

Peter Churm 80	Mr. Churm has served as a director since 1979. Mr. Churm was Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than 16 years. From February 1992 until November 1999, Mr. Churm served as Furon’s Chairman Emeritus as well as a member of its Board of Directors. Mr. Churm is also a member of the Board of Directors of Diedrich Coffee, Inc.

Janet E. Kerr 51	Professor Kerr was appointed to the Board of Directors on April 5, 2004. Professor Kerr is currently a professor of law and the Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California. Professor Kerr has served as a consultant to various companies on Sarbanes-Oxley Act compliance and corporate governance. She has founded several technology companies and is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Professor Kerr was a co-founder of X-Labs, a technology company co-founded with HRL Laboratories.

Daniel D. (Ron) Lane 71	Mr. Lane has served as a director since 1993. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc. Mr. Lane is also a director of FNF.

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

Andrew F. Puzder 55	Mr. Puzder was appointed to the Board of Directors in May 2001. Mr. Puzder became Chief Executive Officer and President of CKE in September 2000. From February 1997 to September 2000, he served as Executive Vice President, General Counsel and Secretary of CKE. Mr. Puzder was also Executive Vice President of FNF from January 1995 to June 2000. Mr. Puzder was a partner in the Costa Mesa, California law firm of Lewis, D’Amato, Brisbois & Bisgaard from September 1991 to March 1994, and a shareholder in the Newport Beach, California law firm of Stradling Yocca Carlson & Rauth from March 1994 until joining FNF in 1995.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age as of the June 27, 2006	Position, Principal Occupation, Business Experience and
Annual Meeting	Directorships

E. Michael Murphy 54	Mr. Murphy became Executive Vice President, General Counsel and Secretary of CKE in February 2001, after serving as Senior Vice President of the Company and Senior Vice President, General Counsel of Hardee’s Food Systems, Inc. from July 1998. For the prior ten years, Mr. Murphy was a partner of The Stolar Partnership law firm in St. Louis, Missouri.

John J. Dunion 48	Mr. Dunion was appointed Executive Vice President, Supply Chain Management in July 2001. Prior to that, he served the Company as Executive Vice President, Chief Administrative Officer from February 1999, Senior Vice President, Purchasing from April 1998 and Vice President, Purchasing from September 1996. Mr. Dunion was Vice President, Purchasing at Unigate Restaurants, Inc. from 1993 to September 1996. Prior to 1990, Mr. Dunion held management positions with Jack in the Box Inc. and Taco Bell Corp.

Theodore Abajian 42	Mr. Abajian was appointed Executive Vice President and Chief Financial Officer of the Company in May 2003. From March 2002 to May 2003, he served as Executive Vice President, Chief Administrative Officer. From November 2000 to March 2002, Mr. Abajian served as President and Chief Executive Officer of Santa Barbara Restaurant Group, and as its Executive Vice President and Chief Financial Officer from May 1998. In addition, from January 2000 to October 2000, Mr. Abajian held the position of Senior Vice President and Chief Financial Officer for Checkers Drive-In Restaurants, Inc., and served as the Chief Financial Officer of Star Buffet, Inc. from July 1997 to May 1998. Mr. Abajian also served as a director of Staceys Buffet, Inc. from October 1997 to February 1998, and was Vice President and Controller with Summit Family Restaurants, Inc. from 1994 to 1998.

Brad R. Haley 48	Mr. Haley was appointed Executive Vice President, Marketing for Hardee’s Food Systems, Inc. in September 2000. He also assumed responsibility for Carl’s Jr. marketing in January 2004. Prior to joining Hardee’s Food Systems, Inc., Mr. Haley worked as Chief Marketing Officer for Church’s Chicken. From 1992 to 1999, Mr. Haley served as Corporate Vice President of Marketing Communications for Jack in the Box Inc.

OWNERSHIP OF THE COMPANY’S SECURITIES

Principal Stockholders

     The following table sets forth certain information regarding persons or entities, other than directors and Named Executive Officers (defined below), known to the Company to be the beneficial owner of more than 5% of the Company’s common stock.

	Number of
Stockholder	Shares Held (1)	Percentage (2)

Pirate Capital LLC (3)	7,048,034	11.8%
Thomas R. Hudson, Jr.
200 Connecticut Avenue, 4th Floor
Norwalk, CT 06854

Richard H. Pickup (4)	4,383,840	7.3%
2321 Alcova Ridge Drive
Las Vegas, NV 89134

Cheyne Capital Management Limited (5)	3,128,000	5.2%
Stornoway House
13 Cleveland Row
London, SW1A 3DH
England

Cheyne General Partner Inc. (5)
Walker House
Mary Street
PO Box 908GT
Grand Cayman, Cayman Islands

Amaranth LLC (6)	3,107,072	5.2%
c/o Amaranth Advisors L.L.C.
One American Lane
Greenwich, CT 06831
____________________
(1)	All share amounts are based upon the most recent SEC filings available.
(2)	Calculated based on 59,834,363 shares of CKE common stock outstanding on May 8, 2006.
(3)	Pursuant to the Form 4 filed on May 23, 2006, by Pirate Capital LLC and Thomas R. Hudson, Jr. (collectively, “Reporting Entities”), the Reporting Entities are the beneficial owners of the shares held by Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD.
(4)	Pursuant to the Schedule 13D/A filed on February 8, 2006, by Dito Devcar Corporation, Dito Caree, LP, The Pickup Family Trust, Plus Four Equity Partners, LP, TD Investments, LLC, Crut II, Richard H. Pickup, Dito Devcar, LP and the TB Fund, LLC (collectively, “Reporting Entities”) are record holders of the shares. Each of the Reporting Entities is directly or indirectly controlled or operating for the benefit of Richard H. Pickup.
(5)	Pursuant to the Schedule 13G filed on May 5, 2006, by Cheyne Capital Management Limited and Cheyne General Partner Inc. (collectively, “Reporting Entities”), the Reporting Entities hold the shares on behalf of Cheyne Special Situations Fund L.P., which as of May 2, 2006 beneficially owned 3,078,000 shares of common stock. Although the Reporting Entities disclaim beneficial ownership of the shares, Cheyne Capital Management Limited may be deemed to have sole power to vote or direct the voting of and to dispose or direct the disposition of the shares, and Cheyne General Partner Inc. may be deemed to have shared power to vote or to direct the voting of and to dispose or to direct the disposition of the shares.
(6)

Pursuant to the Schedule 13G/A filed on May 17, 2006, by Amaranth LLC, Amaranth Advisors L.L.C. is the trading advisor for each of Amaranth LLC and Amaranth Global Equities Master Fund Limited and has been granted investment discretion over portfolio investments, including the common stock of CKE held by each of them. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the common stock held for each of Amaranth LLC and Amaranth Global

Equities Master Fund Limited. The 3,107,072 shares of common stock beneficially owned by Amaranth LLC consist of the Company’s 4% debentures due October 1, 2023, which are convertible into an aggregate of 2,614,172 shares of common stock, options exercisable for 400,000 shares of common stock, and 92,900 shares of common stock.

Security Ownership of Directors and Named Executive Officers

     The following table sets forth certain information regarding beneficial ownership of CKE’s common stock as of May 8, 2006, by (i) each director of CKE, (ii) CKE’s Chief Executive Officer and each of its four other most highly compensated executives (collectively, the “Named Executive Officers”), and (iii) all directors and executive officers of CKE as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

	Share Beneficially Owned

		Common		Percentage
	Common	Stock	Total Share	of All
Name	Stock	Equivalents(1)	Ownership	Shares

Directors —
William P. Foley, II (2)	100,273	0	100,273	*
Daniel D. (Ron) Lane	921,451	79,325	1,000,776	1.7%
Byron Allumbaugh	51,285	133,334	184,619	*
Peter Churm	29,265	133,334	162,599	*
Carl L. Karcher	155,446	125,000	280,446	*
Daniel E. Ponder, Jr.	35,865	40,000	75,865	*
Frank P. Willey	365,204	171,735	536,939	*
Andrew F. Puzder, CEO	530,117	980,355	1,510,472	2.5%
Ronald B. Maggard, Sr. (3)	65,498	77,005	142,503	*
Janet E. Kerr	5,000	5,000	10,000	*
Douglas K. Ammerman (4)	0	6,667	6,667	*
Matthew Goldfarb (5)	4,500	0	4,500	*
Director Nominee —
Jerold H. Rubinstein	0	0	0	*
Named Executive Officers —
E. Michael Murphy	32,648	213,794	246,442	*
John J. Dunion	14,102	211,788	225,890	*
Theodore Abajian	80,768	206,051	286,819	*
Brad R. Haley	7,839	81,667	89,506	*
Directors and Officers as a Group	2,399,261	2,465,055	4,864,316	8.1%
(17 persons)
____________________
*	Represents less than 1% of the Company’s common stock.
(1)	“Common Stock Equivalents” include stock options or other convertible securities exercisable within 60 days after May 8, 2006.
(2)	Mr. Foley resigned as a member of the Board of Directors on July 19, 2005.
(3)	Mr. Maggard’s term as a member of the Board of Directors expires upon the election of his successor at the Annual Meeting.
(4)	Mr. Ammerman resigned as a member of the Board of Directors on January 10, 2006.
(5)	Mr. Goldfarb’s appointment to the Board of Directors will be effective following the meeting of the Board of Directors on June 27, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CKE’s executive officers and directors, and persons who own more than 10% of a registered class of CKE’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish CKE with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CKE believes that, during fiscal 2006, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied, except that Messrs. Abajian, Murphy and Puzder each had one late Form 4 filing.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

     Pursuant to the Delaware General Corporation Law and the Company’s bylaws, CKE’s business, property and affairs are managed under the direction of the Board of Directors. Thus, the Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders.

     The Board of Directors selects the senior management team, which is charged with the conduct of the Company’s business. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management and monitors their performance.

Meetings of the Board of Directors

     During fiscal 2006, the Board of Directors met eight times. All of our directors attended 75% or more of all meetings of the Board of Directors in fiscal 2006.

Director Independence

     The corporate governance listing standards of the NYSE require that we have and maintain a board with at least a majority of “independent” directors. In addition to setting forth the minimum standards for independence, the new NYSE rules require that our Board annually affirmatively determine the independence of each of our directors. Generally, to qualify as independent, a director must not have any direct or indirect material relationship with us. Our Board has determined that it would be appropriate to apply a higher standard of independence than the minimum requirement established by the NYSE. Such requirements are set forth in our Corporate Governance Guidelines, a copy of which is available under the section titled “Corporate Governance” on our website at www.ckr.com.

     Our Board has determined that a director will not be considered independent if, within a one-year (or three-year, if the date of determination is on or after November 4, 2004) period: (i) a director is or has been an employee, or a member of a director's immediate family is or has been an executive officer, of the Company; (ii) a director, or a member of a director's immediate family, receives or has received, more than $75,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) a director is or has been affiliated with or employed by, or a member of director's immediate family is or has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; (iv) a director, or a member of a director's immediate family, is or has been employed as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee; (v) a director is or has been an executive officer or an employee, or a member of a director's immediate family is or has been an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $750,000 or one percent of such other company's consolidated gross revenues; (vi) a director, or a member of a director's immediate family, is or has been associated with a charitable organization that receives payments from the Company in an amount which, in any single fiscal year, exceeds the greater of $750,000 or one percent of such charitable organization's annual gross revenues; and (vii) a director is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for the Company, and payments made by the Company to the firm in any single fiscal year exceeds one percent of the firm's annual gross revenues.

     Our Board has determined that the following relationships generally will not be considered to be material relationships that would impair a director's independence: (i) if a director has any relationship described in items (ii), (v), (vi) and (vii) above where the payments do not exceed the guidelines provided therein; (ii) if a director owns equity securities of the Company, or securities convertible into the equity securities of the Company; (iii) if a director is an executive officer, director or equity owner of another company that owns less than 10% of the equity securities of the Company, or securities convertible into the equity securities of the Company; and (iv) if a director is an executive officer, director or equity owner of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness to the other is less than one percent of the total consolidated assets of the other company. For relationships not covered by items (i) through (iv) of this paragraph, the determination of whether the relationship is material or not, and therefore whether a director would be independent or not, shall be made by the entire Board and in accordance with the applicable NYSE rules.

     In accordance with the standards set forth in our Corporate Governance Guidelines and in light of the NYSE rules on board independence, our Board reviewed the independence of each of our directors in March 2006. During the review of the independence of our directors, our Board reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management and employees, including those transactions that are more fully described in this proxy statement under the heading “Transactions with Officers and Directors.” The purpose of this review was to determine the independence of each director and whether such director would be considered an independent director under the NYSE rules.

     As a result of this review, our Board affirmatively determined that 6 of 9 directors currently are independent under our Corporate Governance Guidelines. These independent directors are Byron Allumbaugh, Peter Churm, Janet E. Kerr, Ronald B. Maggard, Sr., Daniel E. Ponder, Jr., and Frank P. Willey. Mr. Maggard’s term as a member of the Board of Directors expires upon the election of his successor at the Annual Meeting. Mr. Ponder is the President and Chairman of the Board of Ponder Enterprises, Inc. (“PEI”), a Hardee’s franchisee. Because royalties paid by PEI to the Company during fiscal 2006 fell below the threshold limits set by the Board of Directors, the Board of Directors determined that Mr. Ponder is independent pursuant to our Corporate Governance Guidelines. Our Board proposes Jerold H. Rubinstein for election to the Board at the Annual Meeting to fill the seat vacated by Mr. Maggard. Mr. Rubinstein is the Managing Partner of Music Imaging and Media International, LLC (“MIMI”). During fiscal 2006, the Company made payments to MIMI in exchange for MIMI providing music and entertaining services at some of the Company’s restaurants. Because these payments paid by the Company to MIMI during fiscal 2006 fell below the threshold limits set by the Board of Directors, the Board of Directors determined that Mr. Rubinstein is independent pursuant to our Corporate Governance Guidelines.

Introduction to Committees of the Board of Directors

     While it is the general policy of the Company that all major decisions be considered by the Board of Directors, the Board utilizes certain committees to further perform its duties. In accordance with SEC and NYSE rules, CKE has an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. In March 2005, the Board of Directors disbanded its Executive Committee, Acquisitions and Divestitures Committee and Franchise Committee.

Audit Committee

     The Audit Committee currently consists of Messrs. Willey (Chairman), Churm and Allumbaugh. Mr. Ammerman served as Chairman of the Audit Committee until he resigned from the Board of Directors on January 10, 2006. The Audit Committee operates under a written Charter adopted by the Board of Directors, which is available through the Company website at www.ckr.com. The primary purposes of our Audit Committee are: (a) to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditors’ qualifications and independence, and (iv) the performance of our internal audit function and independent auditors; (b) to decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (c) to prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement.

     During fiscal 2006, our Audit Committee met six times. The Audit Committee and our Board of Directors have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee, which is described under “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors” below. Our Board of Directors and the Nominating & Corporate Governance Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. Our Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. Our Board of Directors has determined that Mr. Willey is an “audit committee financial expert” within the meaning of the rules of the SEC. The Report of the Audit Committee is included below at page 31.

Compensation Committee

     The Compensation Committee currently consists of Messrs. Churm (Chairman) and Ponder and Ms. Kerr. Mr. Ammerman served as a member of the Compensation Committee until he resigned from the Board of Directors on January 10, 2006. Each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE. The Compensation Committee operates under a written Charter adopted by the Board of Directors which is available through the Company website at www.ckr.com. The primary purposes of our Compensation

Committee are: (a) to determine and approve the compensation of our Chief Executive Officer and certain of our other executive officers; (b) to make recommendations to the full Board of Directors regarding our incentive compensation plans and equity-based plans; and (c) to prepare a report on executive compensation required by the rules and regulations of the SEC.

     During fiscal 2006, our Compensation Committee met five times. The Compensation Committee Report on Executive Compensation is included below at page 21.

Nominating & Corporate Governance Committee

     Our Nominating & Corporate Governance Committee currently consists of Ms. Kerr (Chairman) and Messrs. Allumbaugh and Ponder. Mr. Maggard served as Chairman of the Nominating and Corporate Governance Committee during most of fiscal 2006. Mr. Ammerman served as a member of the Nominating & Corporate Governance Committee until he resigned from the Board of Directors on January 10, 2006. Each member of our Nominating & Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE. The Nominating & Corporate Governance Committee operates under a written Charter adopted by the Board of Directors which is available through the Company website at www.ckr.com. The primary purposes of our Nominating & Corporate Governance Committee are: (a) to recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in our Corporate Governance Guidelines; (b) to oversee the evaluation of the performance of the Board of Directors and our Chief Executive Officer; and (c) to take a leadership role in shaping the corporate governance of the Company, including developing, recommending to the Board of Directors and reviewing on an ongoing basis the corporate governance principles and practices that should apply to the Company. In identifying and recommending nominees for positions on the Board of Directors, the Nominating & Corporate Governance Committee places primary emphasis on the criteria set forth under “Guidelines and Procedures — Selection Criteria” in the Nominating & Corporate Governance Committee Charter, namely: (i) judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the needs of the Company.

     The Nominating & Corporate Governance Committee does not set specific minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the Nominating & Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. The Nominating & Corporate Governance Committee may also determine to engage a third-party search firm as and when it deems appropriate to identify potential candidates for its consideration. Once a candidate is identified whom the Nominating & Corporate Governance Committee wants to seriously consider and move toward nomination, a member of the Nominating & Corporate Governance Committee enters into a discussion with that nominee. The Nominating & Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating & Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at our

2007 Annual Meeting of Stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our Bylaws in accordance with the procedures for submitting stockholder recommendations explained below under “Other Matters — Future Stockholder Proposals.”

     During fiscal 2006, our Nominating & Corporate Governance Committee met seven times.

Non-Management Directors

     The Board of Directors has adopted a policy of regularly scheduled executive sessions where non-management directors will meet independent of management, including at least one executive session per year which will include only the independent non-management directors. The presiding director at the executive sessions will be elected by the vote of the independent non-management directors at each such executive session.

     Stockholders of the Company may communicate their concerns to the non-management directors in accordance with the procedures described on the Company website at www.ckr.com.

Fiscal 2006 Committee Membership & Meetings

     The table below provides membership and meeting information for each of the Board committees.

Nominating &
Corporate
Name	Audit	Compensation	Governance
Byron Allumbaugh	X		X
Peter Churm	X	X*
Janet E. Kerr		X	X*
Ronald B. Maggard, Sr. (1)			X
Douglas K. Ammerman (2)	X	X	X
Frank P. Willey	X*
Daniel E. Ponder, Jr.		X	X
Meetings	6	5	7
____________________
*	Chair.
(1)

Mr. Maggard’s term as a member of the Board of Directors expires upon the election of his successor at the Annual Meeting. Mr. Maggard served as Chairman of the Nominating & Corporate Governance Committee during most of fiscal 2006.

(2)

Until his resignation from the Board of Directors on January 10, 2006, Mr. Ammerman served as Chairman of the Audit Committee and was a member of the Compensation Committee and Nominating & Corporate Governance Committee.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Non-Management Directors

     For their services as directors in fiscal 2006, each non-management director, other than Mr. Foley and the Chairmen of the Board Committees, received a base annual retainer of $33,000. For attendance at each special Board meeting (meetings other than scheduled quarterly Board meetings), each non-management director, other than the Chairman of the Board and the Chairmen of the Board Committees, received a fee of $1,000 ($500 for telephonic meetings), which was increased to $2,000 ($1,000 for telephonic meetings) on March 22, 2005. For attendance at Board Committee meetings that were held on a day other than the date of a scheduled Board meeting, each non-management director, other than the Chairman of the Board and the Chairmen of the Board Committees, received a fee of $2,000 ($1,000 for telephonic meetings). Reasonable travel and lodging expenses are reimbursed to directors. Directors who are also employees of the Company receive no compensation for serving as directors of the Company. Non-management directors receive no monetary compensation from the Company other than directors’ fees.

     Mr. Foley resigned as a member of the Board of Directors on July 19, 2005. Prior to his resignation, Mr. Foley received $150,000 per year for his services to CKE as a Board member and Chairman of the Board of Directors. Mr. Allumbaugh was appointed Chairman of the Board of Directors upon Mr. Foley’s resignation and receives $150,000 per year for his services to CKE as a Board member and Chairman of the Board of Directors. Mr. Ammerman resigned as a member of the Board of Directors on January 10, 2006. Prior to his resignation, Mr. Ammerman received $100,000 per year for his services to CKE as a Board member and Chairman of the Audit Committee. Mr. Willey was appointed Chairman of the Audit Committee upon Mr. Ammerman’s resignation and receives $100,000 per year for his services to CKE as a Board member and Chairman of the Audit Committee. Mr. Maggard received $60,000 per year for his services to CKE as a Board member and Chairman of the Nominating & Corporate Governance Committee. Mr. Maggard’s term as a Board member expires upon the election of his successor at the Annual Meeting. Mr. Churm receives $60,000 per year for his services to CKE as a Board member and Chairman of the Compensation Committee. Ms. Kerr was appointed Chairman of the Nominating & Corporate Governance Committee upon Mr. Maggard’s departure from such committee and receives $60,000 per year for her services to CKE as a Board member and Chairman of the Nominating & Corporate Governance Committee. Besides reasonable travel expenses incurred to attend Board and Committee meetings, Messrs. Foley, Allumbaugh, Ammerman, Willey, Maggard and Churm and Ms. Kerr did not receive any other monetary compensation from CKE for their attendance at Board and Committee meetings.

     CKE’s current policy is to grant to options to purchase 25,000 shares of CKE’s common stock to Board members upon their appointment or election to the Board of Directors. The Compensation Committee also determines an appropriate annual grant to the non-management directors. Such options are granted by the Compensation Committee with an exercise price at the fair market value as of the date of the grant, and vest in equal increments over a three year period. In both fiscal 2004 and fiscal 2005, each non-management director received options to purchase 15,000 shares of CKE’s common stock, each member of the Audit Committee received options to purchase an aggregate of 20,000 shares of CKE’s common stock, and Mr. Foley received options to purchase an aggregate of 50,000 shares of CKE’s common stock. In fiscal 2006, each non-management director received options to purchase an aggregate of 15,000 shares of common stock and 5,000 shares of restricted common stock, each member of the Audit Committee received options to purchase an aggregate of 20,000 shares of common stock and 5,000 shares of restricted common stock, and Mr. Allumbaugh received options to purchase an aggregate of 50,000 shares of common stock and 5,000 shares of restricted common stock. In conjunction with Mr. Foley’s resignation from the Board of Directors, we repurchased all of his outstanding options for an aggregate purchase price of $11,000,000.

     The following table provides compensation information for each of the members of the Board and the Board Committees.

Fiscal 2006 Cash Retainer and Meeting Fees

					Nominating	Acquisitions
					& Corporate	and
Name	Board	Audit	Compensation	Franchise	Governance	Divestitures
William P. Foley, II (1)	$ 75,000	—	—	—	—	—
Daniel D. (Ron) Lane	$ 35,000	—	—	—	—	—
Byron Allumbaugh	$ 93,500	$4,000	—	—	—	—
Peter Churm	$ 60,000	—		—	—	—
Carl L. Karcher	$ 37,000	—	—	—	—	—
Janet E. Kerr	$ 38,000	—	$ 7,000	—	$ 11,000	—
Frank P. Willey	$ 38,000	$4,000	—	—	$ 1,000	—
Daniel E. Ponder, Jr.	$ 38,000	—	—	—	$ 5,000	—
Andrew F. Puzder (2)	—	—	—	—	—	—
Douglas K. Ammerman (3)	$100,000	—	—	—	—	—
Ronald B. Maggard, Sr. (4)	$ 60,000	—	—	—	—	—
____________________
(1)	Mr. Foley resigned as a member of the Board of Directors on July 19, 2005.
(2)	Mr. Puzder received no director compensation during fiscal 2006 as he received remuneration pursuant to his employment agreement with the Company, which is discussed below under the heading “Employment Agreements.”
(3)	Mr. Ammerman resigned as a member of the Board of Directors on January 10, 2006.
(4)	Mr. Maggard’s term as a member of the Board of Directors expires upon the election of his successor at the Annual Meeting.

Executive Compensation

     Summary of Cash and Certain Other Compensation. The following table sets forth, for the fiscal years indicated, the compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table

					Long-Term
				Other Annual	Compensation	Restricted	All Other
	Fiscal			Compensation	Awards	Stock Grants	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	Options (#)	(#)	($) (2)
Andrew F. Puzder	2006	859,634	1,933,168	28,732	275,000	70,000	71,972
President &	2005	815,405	1,630,769	20,225	150,000	0	39,663
Chief Executive Officer	2004	635,097	200,000	21,937	150,000	0	38,582

E. Michael Murphy	2006	378,869	820,139	29,332	70,000	20,000	2,500
EVP, General Counsel &	2005	356,743	713,461	19,933	30,000	0	0
Secretary	2004	335,866	100,000	21,267	30,000	0	0

John J. Dunion	2006	276,923	130,000	22,524	15,000	0	26,293
EVP, Supply Chain	2005	254,808	110,000	15,514	15,000	0	19,785
Management	2004	250,000	90,000	13,984	15,000	0	19,785

Theodore Abajian	2006	332,326	647,478	15,440	70,000	20,000	53,978
EVP, Chief Financial Officer	2005	305,783	611,538	10,000	30,000	0	33,375
	2004	252,885	100,000	14,616	25,000	0	45,615

Brad R. Haley	2006	302,404	320,726	25,706	25,000	0	3,909
EVP, Marketing	2005	280,288	448,461	13,724	25,000	0	29,668
	2004	252,404	75,000	15,141	20,000	0	30,130
____________________

(1)

“Other Annual Compensation” for fiscal 2006 includes the following amounts for Messrs. Puzder, Murphy, Dunion, Abajian and Haley: (a) auto allowance payments of $10,152, $10,152, $10,152, $2,429 and $10,152, respectively; (b) reimbursements for medical and dental costs of $11,791, $18,285, $3,099, $12,680 and $6,237, respectively; and (c) payments of life insurance premiums of $2,281, $895, $391, $331 and $435, respectively. Amount for Mr. Puzder includes personal use of a CKE aircraft by Mr. Puzder in the amount of $4,508. Amounts for Messrs. Dunion and Haley include a trip valued at $6,000 and tax assistance in connection with the trip in the amount of $2,882 each.

(2)

“All Other Compensation” includes matching contributions by CKE to CKE’s employee stock purchase plan for Messrs. Puzder, Murphy, Dunion, Abajian and Haley. For fiscal 2006, the amounts matched by the Company in the employee stock purchase plan were $71,972, $2,500, $5,400, $31,978 and $3,909, respectively. Amounts for Messrs. Dunion and Abajian include relocation costs of $20,893 and $22,000, respectively.

      Stock Option Grants. The following table sets forth certain information with respect to the stock options granted during fiscal 2006 to the Named Executive Officers and the potential realizable value of such stock options.

Options Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation for Option
					Term(4)

		Percentage
	Number of	of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Option Grants	Employees in	Price	Expiration
Name	(#)(1)	Fiscal 2006	($/Share)(2)	Date(3)	5% ($)	10% ($)

Andrew F. Puzder	150,000	13.90%	$14.12	3/22/2015	3,449,999	5,493,547
Andrew F. Puzder	125,000	11.58%	$13.09	12/6/2015	2,664,261	4,242,390
E. Michael Murphy	40,000	3.71%	$14.12	3/22/2015	920,000	1,464,946
E. Michael Murphy	30,000	2.78%	$13.09	12/6/2015	639,423	1,018,174
John J. Dunion	15,000	1.39%	$13.15	11/10/2015	321,299	511,616
Theodore Abajian	40,000	3.71%	$14.12	3/22/2015	920,000	1,464,946
Theodore Abajian	30,000	2.78%	$13.09	12/6/2015	639,423	1,018,174
Brad R. Haley	25,000	2.32%	$13.15	11/10/2015	535,499	852,693
____________________
(1)	Non-qualified stock options.
(2)	The fair market value of the Company’s common stock on the date of grant.
(3)	The options vest 33-1/3% on the first anniversary of the date of grant, 33-1/3% on the second anniversary of the date of grant and 33-1/3% on the third anniversary of the date of grant.
(4)	Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s common stock.

     Option Exercises and Fiscal Year Values. The following table sets forth certain information with respect to stock options exercised during fiscal 2006 and year-end stock option values for each of the Named Executive Officers.

Aggregated Stock Option Exercises
in Last Fiscal Year and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised In-the-
	Acquired on	Value	Underlying Unexercised		Money Options at
Name	Exercise (#)	Realized ($)	Options at January 30, 2006		January 30, 2006 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew F. Puzder	100,000	$1,108,604	830,355	425,000	6,534,350	1,254,625
E. Michael Murphy	—	$0	180,460	100,000	1,700,344	263,750
John J. Dunion	—	$0	201,788	30,000	1,199,013	130,900
Theodore Abajian	25,000	$297,970	174,384	98,333	2,056,339	247,247
Brad R. Haley	—	$0	66,668	48,332	655,093	201,657
____________________
(1)

In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be the closing price of the Company’s common stock on January 30, 2006.

Employment Agreements

     Andrew F. Puzder. CKE and Mr. Puzder are parties to a three-year employment agreement that commenced as of the beginning of CKE’s 2005 fiscal year, pursuant to which Mr. Puzder serves as CKE’s President and Chief Executive Officer. Mr. Puzder’s annual base salary under the employment agreement for fiscal 2005 was $800,000, which base salary is subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Effective February 1, 2005, Mr. Puzder’s annual base salary was increased to $850,000, and effective January 1, 2006, Mr. Puzder’s annual base salary was increased to $925,000. The employment agreement also provides for annual cash bonuses during his employment term. For fiscal 2006, Mr. Puzder’s annual bonus was calculated by first determining the difference between CKE’s target annual income, as determined by Mr. Puzder and the Compensation Committee prior to the commencement of the fiscal year, and its actual annual income, both as defined in the employment agreement. The formula provides that if actual income is less than 80% of target income, Mr. Puzder shall receive no bonus. If actual income is 80% of target income, Mr. Puzder shall receive a bonus equal to 50% of his then current annual base salary. If actual income is greater than 80%, but less than 120%, of target income, Mr. Puzder shall receive a bonus calculated pursuant to a formula. If actual income is 120% or greater of target income, Mr. Puzder shall receive a bonus equal to 200% of his then current annual base salary. Pursuant to this formula, Mr. Puzder received a cash bonus of $1,933,168 for fiscal 2006. Effective February 1, 2005, Mr. Puzder’s employment agreement was amended to provide that his maximum cash bonus (i.e., where CKE’s actual income is 120% or more of target income) will equal 250% of his annual base salary, and a corresponding adjustment was made to the formula determining the bonus where actual income equals 80%–120% of target income. Mr. Puzder’s employment agreement was amended effective January 1, 2006 to provide for automatic renewal on a daily basis so that the outstanding term on Mr. Puzder’s employment is always three years, until notice of non-renewal or termination of the employment agreement is given by either party to the other. The employment agreement can be terminated by CKE for cause as defined in the employment agreement. In the event CKE terminates Mr. Puzder’s employment without cause, Mr. Puzder terminates his employment with CKE for good reason or in the event of a change of control of CKE resulting in Mr. Puzder’s termination, each as defined in the employment agreement, CKE will be obligated to pay a lump sum consisting of (a) Mr. Puzder’s minimum annual base salary then in effect times the greater of one and the number of years remaining in the term of the employment agreement, plus (b) an amount equal to 200% of Mr. Puzder’s minimum annual base salary as then in effect multiplied by the number of years for which an annual bonus has not yet been calculated. In addition, in the event that CKE terminates Mr. Puzder’s employment without cause, Mr. Puzder terminates his employment with CKE for good reason or in the event of a change of control of CKE resulting in Mr. Puzder’s termination, all options granted which have not vested as of the date of termination shall vest immediately, and CKE shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Puzder’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Puzder’s death.

     E. Michael Murphy. In January 2004, CKE entered into a three-year employment agreement with E. Michael Murphy to serve as Executive Vice President, General Counsel and Secretary of CKE. Mr. Murphy’s annual base salary under the employment agreement was $350,000 for fiscal 2005, which base salary is subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Effective February 1, 2005, Mr. Murphy’s annual base salary was increased to $375,000, and effective January 1, 2006, Mr. Murphy’s annual base salary was increased to $475,000. Mr. Murphy’s agreement also provides for annual cash bonuses during his employment term. For fiscal 2005 and all subsequent years, Mr. Murphy’s annual bonus is calculated by first determining the difference between CKE’s target annual income, as determined by Mr. Murphy and the Compensation Committee prior to the commencement of each such fiscal year, and its actual income, both as defined in the employment agreement. If actual income is less than 80% of target income, Mr. Murphy shall receive no bonus. If actual income is 80% of target income, Mr. Murphy shall receive a bonus equal to 50% of his then current annual base salary. If actual income is greater than 80%, but less than 120%, of target income, Mr. Murphy shall receive a bonus calculated pursuant to a formula. If actual income is 120% or greater of target income, Mr. Murphy shall receive a bonus equal to 200% of his then current annual base salary. Pursuant to this formula, Mr. Murphy received a cash bonus of $820,139 for fiscal 2006. Mr. Murphy’s employment agreement was amended effective January 1, 2006 to provide for automatic renewal on a daily basis so that the outstanding term on Mr. Murphy’s employment is always three years, until notice of non-renewal or termination of the employment agreement is given by either party to the other. The employment agreement can be terminated by CKE for cause as defined in the employment agreement. In the event CKE terminates Mr. Murphy’s employment without cause, CKE will be obligated to pay a lump sum consisting of (a) Mr. Murphy’s minimum annual base salary then in effect times the number of years (including partial years) remaining in the term of the employment agreement, plus (b) a pro rata portion of the bonus for the year in which the termination occurs. In addition, in the event that CKE terminates Mr. Murphy’s employment without cause, all options granted which have not vested as of the date of termination shall vest immediately, and CKE shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Murphy was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Murphy’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Murphy’s death.

     Theodore Abajian. In January 2004, CKE entered into a three-year employment agreement with Theodore Abajian to serve as Executive Vice President and Chief Financial Officer of CKE. Mr. Abajian’s annual base salary under the employment agreement was $250,000 for fiscal 2005, which base salary is subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Effective May 7, 2004, Mr. Abajian’s annual base salary was increased to $300,000, effective February 1, 2005, Mr. Abajian’s annual base salary was increased to $330,000, and effective January 1, 2006, Mr. Abajian’s annual base salary was increased to $375,000. Mr. Abajian’s agreement also provides for annual cash bonuses during his employment term. For fiscal 2005 and all subsequent years, Mr. Abajian’s annual bonus is calculated by first determining the difference between CKE’s target annual income, as determined by Mr. Abajian and the Compensation Committee prior to the commencement of each such fiscal year, and its actual income, both as defined in the employment agreement. If actual income is less than 80% of target income, Mr. Abajian shall receive no bonus. If actual income is 80% of target income, Mr. Abajian shall receive a bonus equal to 50% of his then current annual base salary. If actual income is greater than 80%, but less than 120%, of target income, Mr. Abajian shall receive a bonus calculated pursuant to a formula. If actual income is 120% or greater of target income, Mr. Abajian shall receive a bonus equal to 200% of his then current annual base salary. Pursuant to this formula, Mr. Abajian received a cash bonus of $647,478 for fiscal 2006. Mr. Abajian’s employment agreement was amended effective January 1, 2006 to provide for automatic renewal on a daily basis so that the outstanding term on Mr. Abajian’s employment is always three years, until notice of non-renewal or termination of the employment agreement is given by either party to the other. The employment agreement can be terminated by CKE for cause as defined in the employment agreement. In the event CKE terminates Mr. Abajian’s employment without cause, CKE will be obligated to pay a lump sum consisting of (a) Mr. Abajian’s minimum annual base salary then in effect times the number of years (including partial years) remaining in the term of the employment agreement, plus (b) a pro rata portion of the bonus for the year in which the termination occurs. In addition, in the event that CKE terminates Mr. Abajian’s employment without cause, all options granted which have not vested as of the date of termination shall vest immediately, and CKE shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Abajian was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Abajian’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Abajian’s death.

     Brad R. Haley. In January 2004, CKE entered into a three-year employment agreement with Brad R. Haley to serve as Executive Vice President of Marketing of CKE. Mr. Haley’s annual base salary under the employment agreement is $275,000. Mr. Haley’s agreement also provides for annual cash bonuses during his employment term at the discretion of CKE. Mr. Haley’s employment agreement was amended effective January 1, 2006 to provide for automatic renewal on a daily basis so that the outstanding term on Mr. Haley’s employment is always three years, until notice of non-renewal or termination of the employment agreement is given by either party to the other. The employment agreement can be terminated by CKE for cause as defined in the employment agreement. In the event CKE terminates Mr. Haley’s employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Haley’s minimum annual base salary then in effect times the number of years (including partial years) remaining in the term of the employment agreement, all options granted which have not vested as of the date of termination shall vest immediately, and CKE shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Haley was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Haley’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Haley’s death.

Compensation Committee Interlocks and Insider Participation

     The current members of CKE’s Compensation Committee are Messrs. Churm (Chairman) and Ponder and Ms. Kerr. Mr. Ammerman served as a member of the Compensation Committee until he resigned from the Board of Directors on January 10, 2006. None of the foregoing was an officer, a former officer or employee of CKE during fiscal 2006. No CKE executive officer served as a director of a company for which Messrs. Churm, Ammerman and Ponder or Ms. Kerr served as an executive officer.

     During fiscal 2006, Mr. Foley served as Chairman of the Board and Chief Executive Officer of FNF. Mr. Lane served as a director of FNF and Mr. Willey served as Vice-Chairman of FNF.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FOR THE FISCAL YEAR ENDED JANUARY 30, 2006

     The Compensation Committee is comprised of three of our non-management directors and operates pursuant to a written Charter that is available on our website at www.ckr.com. During fiscal 2006, the Compensation Committee held five meetings. The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE. The Compensation Committee is responsible for administering the executive compensation policies and the various management incentive programs (including option plans), making recommendations to the Board of Directors with respect to these policies and programs, and preparing this Report. In addition, the Compensation Committee determines the compensation paid to the Chief Executive Officer and to certain other executive officers of CKE (with the Chief Executive Officer, each, an “Executive Officer”).

     The Compensation Committee is of the belief that there is a greater demand for talented executive officers in the food service industry than there is a supply of these officers. The Compensation Committee also believes that the Company’s Executive Officers are very talented. Accordingly, the Compensation Committee devotes a substantial amount of time to monitoring market and employment conditions to assure the hiring of talented personnel and the retention of CKE’s Executive Officers and other key employees.

     In this regard, during fiscal 2006, the Compensation Committee engaged an independent compensation consulting firm, J. Richard & Co., to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices and determinations, including information on year-end equity-based award design. J. Richard & Co. compared the Company’s pay structure with that of other companies in the food service industry, including, but not limited to, CKE’s self-determined peer group set forth in the “Stock Performance Graph” on page 25 of this Proxy Statement.

     On conclusion of this analysis, J. Richard & Co. recommended to the Chairman of the Compensation Committee increases to Messrs. Puzder’s, Murphy’s and Abajian’s base salaries for fiscal 2006, additional option and restricted stock grants to Messrs. Puzder, Murphy and Abajian, and the implementation of a three-year evergreen term to the Executive Officers’ Employment Agreements. Following receipt of the report from J. Richard & Co., the Compensation Committee, along with the full Board of Directors, approved increases to the annual base salaries of Messrs. Puzder, Murphy and Abajian, stock option grants to Messrs. Puzder (150,000 stock options granted on June 28, 2005 and 130,000 stock options granted on December 6, 2005), Murphy (40,000 stock options granted on June 28, 2005 and 30,000 stock options granted on December 6, 2005) and Abajian (40,000 stock options granted on June 28, 2005 and 30,000 stock options granted on December 6, 2005), and restricted stock awards to Messrs. Puzder (20,000 restricted shares awarded on July 18, 2005 and 50,000 restricted shares awarded on December 6, 2005), Murphy (5,000 restricted shares awarded on July 18, 2005 and 15,000 restricted shares awarded on December 6, 2005) and Abajian (5,000 restricted shares awarded on July 18, 2005 and 15,000 restricted shares awarded on December 6, 2005). In addition, the Compensation Committee recommended, and the full Board approved, an amendment to the Employment Agreement of each Executive Officer to provide for a three-year evergreen term.

     Compensation Policies Toward Executive Officers. The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified and experienced executives. With respect to equity-based compensation, the Compensation Committee believes that an integral part of CKE’s compensation program is the ownership and retention of CKE’s common stock by its Executive Officers. By providing Executive Officers with a meaningful stake in CKE, the value of which is dependent on CKE’s long-term success, a commonality of interests between CKE’s Executive Officers and its stockholders is fostered. Employment contracts are currently in effect for the Chief Executive Officer and other executive officers (See “Employment Agreements” section above).

     Relationship of Performance to Compensation. Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus, stock options and restricted stock awards. The significant factors considered in establishing the components of each Executive Officer’s compensation package for fiscal 2006 are summarized below. The Compensation Committee, in its discretion, may apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

     Base Salary. Other than the initial base salaries of those with employment agreements, the base salary for each Executive Officer is set on the basis of comparable positions with CKE’s principal competitors (including, but not limited to, CKE’s self-determined peer group set forth in the “Stock Performance Graph”) and CKE’s financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to CKE’s financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula. Base salaries are important to the hiring and retaining of Executive Officers and other key personnel, so they must be competitive, but the Compensation Committee believes that incentive awards are essential to maximize the talents and energies of these key employees.

     Cash Bonus. Annual bonuses are earned by the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company on the basis of CKE’s achievement of net income, in each case according to the formula described in Messrs. Puzder’s, Abajian’s and Murphy’s respective employment agreements described above. Annual bonuses for all other Executive Officers are based on improvements in earnings based on targets established at the start of the fiscal year and/or on the basis of the particular Executive Officer’s duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. The Compensation Committee assesses CKE and individual performance against the established targets and provides for bonuses based on the targeted performance levels actually achieved. The Compensation Committee may grant bonuses where targeted performance levels are not met if the Compensation Committee determines circumstances warrant.

     Stock Options. Stock option grants motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of CKE’s shares of common stock appreciates, thereby aligning a substantial part of the Executive Officer’s compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer’s continued employment with CKE. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by CKE and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with CKE, internal comparability with option grants made to other CKE executives and the individual’s potential for future responsibility and promotion over the option term. The Compensation Committee has established an award program which takes into account the level of responsibility in the organization and total compensation compared to comparable companies in making option grants to the Executive Officers, in an attempt to target a fixed number of unvested option shares based upon the individual’s position with CKE and the Executive Officer’s existing holdings of unvested options. As such, the award of stock options requires judgment as to the amount of the option. However, the Compensation Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

     Restricted Stock. Like stock options, restricted stock awards motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, restricted stock is granted to Executive Officers at a zero purchase price. By encouraging Executive Officers to acquire a larger share ownership of CKE, restricted stock grants further tie a portion of each Executive Officer’s compensation with the return realized by stockholders. Restricted stock grants typically vest in equal installments over a three-year period. Vesting stops at the time when the Executive Officer is no longer employed with CKE, and CKE may repurchase all unvested shares at the price, if any, paid by the Executive Officer. As a result, restricted stock grants encourage Executive Officers to continue their employment with CKE. Similarly to stock options, the Compensation Committee takes into account the level of responsibility in the organization and total compensation compared to comparable companies when awarding restricted stock. The Compensation Committee does not adhere to strict guidelines in making restricted stock grants and will occasionally vary the size of the grant, if any, made to each Executive Officer as circumstances warrant.

     Other Compensation. In addition to base salary, cash bonus, stock options and restricted stock awards, CKE also offers Executive Officers a benefits program that includes healthcare, life insurance and retirement savings programs. CKE also provides Executive Officers with an auto allowance.

     Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company’s overall compensation philosophy. Accordingly, the Company will authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its stockholders.

     Chief Executive Officer Compensation. Andrew F. Puzder became CKE’s Chief Executive Officer on September 7, 2000. Mr. Puzder and CKE are parties to an employment agreement discussed above under the heading “Employment Agreements.” The Compensation Committee believes that the terms of this employment agreement accomplish the Company’s goals and objectives with respect to executive compensation. However, the Compensation Committee continues to closely monitor market and employment conditions to maximize assurance that the Chief Executive Officer is not vulnerable to a raid on CKE’s executives. Modifications will be considered as market conditions warrant.

Dated: May 30, 2006

COMPENSATION COMMITTEE
/s/
Peter Churm (Chairman)
Daniel E. Ponder, Jr.
Janet E. Kerr

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CKE RESTAURANTS, INC., THE S & P 500 INDEX
AND A PEER GROUP

* $100 invested on 1/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

	Cumulative Total Return
	1/01	1/02	1/03	1/04	1/05	1/06

CKE RESTAURANTS, INC.	100.00	321.43	114.61	245.78	470.78	513.86
S & P 500	100.00	83.85	64.55	86.87	92.28	101.86
PEER GROUP	100.00	102.51	62.27	105.81	135.18	152.60
_____________________
(1)	Peer Group is comprised of the following companies: Jack in the Box Inc., McDonalds Corp., Wendy’s International, Inc. and Yum! Brands Inc.

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     Carl N. Karcher. CKE leases certain land and buildings, which include the Anaheim corporate offices of CKE, its distribution center and one restaurant in Carl Karcher Plaza, located at 401 West Carl Karcher Way, Anaheim, California, from the Karcher Partners, L.P. (“Karcher Partners”). The General Partner of Karcher Partners is the Carl N. Karcher and Margaret M. Karcher Trust (the “Trust”), of which Carl N. Karcher is co-trustee. The term of the lease expires in April 2008, and CKE has the option to renew the lease for one additional five-year term. The current rent under this lease is: (a) $15,580 per month and 6.5% of annual gross sales in excess of $2,436,369 for the restaurant; (b) $79,099 per month for the distribution center, subject to adjustment every five years; and (c) $24,832 per month for the corporate offices, subject to adjustment every five years. CKE also leases two adjacent parcels of land in Carl Karcher Plaza from the Trust which are being utilized by CKE for additional office space and distribution center parking and storage. The rent is $6,942 per month for one parcel and $7,971 per month for the other parcel, both subject to adjustment every five years. The term for both leases expires in April 2008. CKE has the option to renew each of these leases for one additional five-year term. The aggregate rents paid by CKE to the Trust for the corporate offices and adjacent facilities, including one restaurant in Carl Karcher Plaza, during fiscal 2006 were $1,613,088. In addition, CKE had a lease with the Trust with respect to one other restaurant property. The minimum monthly rental is the greater of $6,799 or 5.5% of annual gross sales. The lease expires in May 2010. The aggregate rents paid by CKE to the Trust for the restaurant property during fiscal 2006 was $94,000.

     In January 1994, CKE entered into an employment agreement with Carl N. Karcher, which was amended on November 1, 1997, January 1, 2004 and January 1, 2005. In fiscal 2006, Mr. Karcher was paid an aggregate of $334,526, consisting of (a) $305,769 base salary, (b) $6,204 in life insurance premiums, (c) $5,478 reimbursement for medical costs, (d) $6,923 in matching contributions for CKE’s employee stock purchase plan, and (e) a $10,152 auto allowance. Mr. Karcher’s employment agreement, as amended on January 1, 2005, provides that Mr. Karcher will receive an annual amount of $300,000, which will decrease by $25,000 each successive year until 2009, when he will be paid an annual amount of $210,000 until his death. Mrs. Karcher, if she survives her husband, will be paid an annual amount of $150,000 until her death. Mr. and Mrs. Karcher are entitled to medical, dental and vision benefits until their deaths, and Mr. Karcher is entitled to transportation to and from all Company related events, an office with an assistant, and payment of certain club dues until his death. On May 11, 2004, Carl N. Karcher tendered his resignation as a member of the Board of Directors, which was effective on June 28, 2005.

     JCK, Inc. (“JCK”) is a franchisee of CKE and currently operates 16 Carl’s Jr. restaurants, two of which are Carl’s Jr./Green Burrito dual-branded restaurants. Joseph C. Karcher is the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of JCK. JCK, pursuant to a Development Agreement with CKE, is obligated to develop and franchise three additional Carl’s Jr. restaurants by 2012. JCK paid an aggregate of $20,000 to CKE in franchise fees in fiscal 2006. In connection with the operation of its 16 franchised restaurants, JCK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $3,916,199. During fiscal 2006, JCK paid royalty fees of $535,302, and advertising and promotional fees of $689,224, for all 16 restaurants combined.

     Wiles Restaurants, Inc. (“Wiles”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants, two of which are Carl’s Jr./Green Burrito dual-branded restaurants. Anne M. Wiles is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of Wiles. In connection with the operation of its 12 franchised restaurants, Wiles regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $4,572,098. During fiscal 2006, Wiles paid royalty fees of $530,489, including royalty fees paid to CKE for its Carl’s Jr./Green Burrito dual-brand restaurants, and advertising and promotional fees of $717,573, for all 12 restaurants combined. Wiles is also a lessee of CKE with respect to two restaurant locations. Minimum monthly rental payments range from $7,174 to $11,699 or 5.5% to 8% of annual gross sales of the restaurant. The leases expire from November 2008 to August 2011. The rents paid under these leases during fiscal 2006 totaled $238,593.

     Sierra Surf Connection, Inc. (“SSC”) is a franchisee of CKE and currently operates 10 Carl’s Jr. restaurants. Anne M. Wiles is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of SSC. In connection with the operation of its 10 franchised restaurants, SSC regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $3,326,988. During fiscal 2006, SSC paid royalty fees of $389,556, and advertising and promotional fees of $528,368, for all 10 restaurants combined. SSC is also a lessee of CKE with respect to one restaurant location. Rental payments equal 5% of the annual gross sales of the restaurant, or minimum monthly rental of $4,805. The lease expires in January 2008. The rents paid under this lease during fiscal 2006 totaled $66,339.

     Estrella del Rio Grande, Inc. (“Estrella”) is a franchisee of CKE and currently operates two Carl’s Jr. restaurants, one of which is a Carl’s Jr./Green Burrito dual-branded restaurant. Anne M. Wiles is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of Estrella. Estrella is obligated, pursuant to a Development Agreement with CKE, to develop and franchise eight additional Carl’s Jr. restaurants at varying times by 2011. Estrella paid CKE an aggregate of $10,000 in franchise fees in fiscal 2006. In connection with the operation of its franchised restaurant, Estrella regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $412,068. During fiscal 2006, Estrella paid royalty fees of $29,983, and advertising and promotional fees of $69,115, for its two restaurants.

     MJKL Enterprises, L.L.C. (“MJKL”) is a franchisee of CKE and currently operates 48 Carl’s Jr. restaurants, 16 of which are Carl’s Jr./Green Burrito dual-branded restaurants. Margaret LeVecke is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of MJKL. MJKL is obligated, pursuant to a Development Agreement with CKE, to develop and franchise 24 additional Carl’s Jr. restaurants at varying times by 2011. MJKL paid CKE an aggregate of $105,000 in franchise and $70,000 in development fees in fiscal 2006. In connection with the operation of its 48 restaurants, MJKL regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $15,407,518. During fiscal 2006, MJKL paid royalty fees of $1,939,596 and advertising and promotional fees of $2,607,610, for all 48 restaurants combined. MJKL is also a lessee or sublessee of CKE with respect to 16 restaurant locations, two of which were terminated in fiscal 2006. Monthly rental payments vary from $3,000 to $12,849 and/or a percentage of the annual gross sales of the restaurants ranging from 4% to 8%. The leases expire at varying times between October 2006 and December 2020. Rents paid during fiscal 2006 under these leases totaled $1,284,552.

     Bernard Karcher Investments, Inc. (“BKI”) is a franchisee of CKE and currently operates 11 Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of BKI. In connection with the operation of its 11 franchised restaurants, BKI regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $4,679,524. During fiscal 2006, BKI paid royalty fees of $563,843, and advertising and promotional fees of $768,682, for all 11 restaurants combined. BKI is also a lessee of CKE with respect to three restaurant locations, one of which was terminated in fiscal 2006. Rental payments range from $10,292 to $11,520, or a percentage ranging from 7.5% to 9.5% of the annual gross sales of the restaurant ranging in excess of $1 to $900,000. The leases expire at varying times between January 2011 to September 2012. The rents paid under these leases during fiscal 2006 totaled $208,959.

     B&J, L.L.C. (“B&J”) is a franchisee of CKE and currently operates nine Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of B&J. In connection with the operation of its nine franchised restaurants, B&J regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $3,761,587. During fiscal 2006, B&J paid royalty fees of $459,480, and advertising and promotional fees of $648,242, for all nine restaurants combined. B&J is also a sublessee of CKE with respect to one restaurant location. Rental payments equal the greater of $4,290 per month or 4% of the annual gross sales of the restaurant. The lease expires in January 2018. Total rents paid under this lease during fiscal 2006 totaled $59,766.

     Carl L. Karcher. CLK, Inc. (“CLK”) is a franchisee of CKE and currently operates 29 Carl’s Jr. restaurants, 10 of which are Carl’s Jr./Green Burrito dual-branded restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of CLK. CLK paid an aggregate of $25,000 to CKE in franchise fees in fiscal 2006. In connection with the operation of its 29 franchised restaurants, CLK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $13,421,046. During fiscal 2006, CLK paid royalty fees of $1,533,787, including royalties fees paid to CKE for the Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,742,059, for all 29 restaurants combined. CLK is also a lessee or sublessee of CKE with respect to 11 restaurant locations, one of which terminated in fiscal 2006. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 4.5% to 10%, or minimum monthly rentals ranging from $4,447 to $11,255. The leases expire at varying times between December 2008 and August 2011. The rents paid under these leases during fiscal 2006 totaled $1,027,278.

     CLK New-Star, L.P. (“New-Star”) is a franchisee of CKE and currently operates six Carl’s Jr. restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of New-Star. New-Star, pursuant to a Development Agreement with CKE, is obligated to develop and franchise nine additional Carl’s Jr. restaurants at varying times by 2011. New-Star paid CKE an aggregate of $15,000 in franchise and $10,000 in development fees in fiscal 2006. In connection with the operation of its six franchised restaurants, New Star purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $2,046,520. During fiscal 2006, New Star paid royalty fees of $227,361, and advertising and promotional fees of $334,897, for its six restaurants combined.

     Border Star de Mexico, S. de R.L. de C.V. (“BSM”) is a licensee of CKE and currently operates four Carl’s Jr. restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher,

a partner in Karcher Partners and an affiliate of BSM. BSM, pursuant to a Development Agreement with CKE, is obligated to develop and franchise one additional Carl’s Jr. restaurant. In connection with the operation of its four franchised restaurants, BSM regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $436,202. During fiscal 2006, BSM paid royalty fees of $142,617 for its four restaurants combined.

     KWK Foods, L.L.C. (“KWK”) is a franchisee of CKE and currently operates 17 Carl’s Jr. restaurants, one of which is a Carl’s Jr./Green Burrito dual-branded restaurant. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWK. Joseph C. Karcher is the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWK. In connection with the operation of its 17 franchised restaurants, KWK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $4,938,191. During fiscal 2006, KWK paid royalty fees of $604,169, including royalties paid to CKE for its Green Burrito dual-branded restaurant, and advertising and promotional fees of $849,860, for all 17 restaurants combined. KWK was also a sublessee of CKE with respect to three restaurant locations during fiscal 2006. Rental payments equal 1% of annual gross sales of the restaurant in excess of $900,000, or minimum monthly rentals ranging from $5,101 to $10,376. The leases expire at varying times between September 2015 and February 2018. Total rents paid under these leases during fiscal 2006 totaled $290,810.

     KWKG, Inc. (“KWKG”) is a franchisee of CKE and does not currently operate any Carl’s Jr. restaurants. Joseph C. Karcher is the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWKG. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWKG. KWKG is obligated, pursuant to a Development Agreement with CKE, to develop and franchise four Carl’s Jr. restaurants at varying times by 2011. KWKG paid CKE an aggregate of $40,000 in development fees in fiscal 2006.

     Daniel D. (Ron) Lane. M & N Foods, L.L.C. (“M&N”) is a franchisee of CKE and currently operates 25 Carl’s Jr. restaurants, seven of which are Carl Jr./Green Burrito dual-branded restaurants. Daniel D. (Ron) Lane is a director of CKE and an affiliate of M&N. M&N paid CKE an aggregate of $25,000 in franchise fees in fiscal 2006. In connection with the operation of its 25 restaurants, M&N regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2006, these purchases totaled approximately $10,124,080. During fiscal 2006, M&N paid royalty fees of $1,210,589, including royalty fees paid to CKE for its Carl’s Jr./Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,659,373. M&N was also a lessee or sublessee of CKE with respect to its 25 restaurant locations during fiscal 2006. Rental payments equal 5% of the annual gross sales of the restaurants, or minimum monthly rentals ranging from $2,958 to $17,325. The leases expire at varying times between February 2007 and November 2022. Rents paid under these leases during fiscal 2006 totaled $2,465,558.

     Daniel E. Ponder, Jr. PEI is a franchisee of Hardee’s and currently operates 11 Hardee’s restaurants. Daniel E. Ponder, Jr. is a director of CKE and President and Chairman of the Board of PEI. During fiscal 2006, PEI paid CKE royalty fees of $421,107 for all 11 restaurants combined. PEI was also a sublessee of CKE with respect to one of its restaurant locations during fiscal 2006. Rental payments equal 1% of the annual gross sales of the restaurant in excess of $600,000, or minimum monthly rental of $669. The lease expires in November 2008. Total rent paid under this lease during fiscal 2006 totaled $9,363.

     CKE has a limited-term guarantee with an independent third party on behalf of certain of its Carl’s Jr. franchisees. CKE agreed to guarantee the payment obligations of SSC, BKI and KWK under these arrangements in fiscal 2006 up to a maximum amount of $110,484.

     Restaurants leased from related parties generally were constructed by CKE on land purchased or leased by CKE. The properties were then sold to these parties and leased back by CKE. CKE believes that these sale and leaseback arrangements are at rental rates generally similar to those with unaffiliated third parties. The foregoing franchise and lease arrangements are on terms generally similar to those with unaffiliated parties.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP (“KPMG”) audited the Company’s consolidated financial statements for the fiscal year ended January 30, 2006. A representative of KPMG will attend the Annual Meeting and will be available to respond to appropriate questions.

     The Audit Committee’s Charter provides that the Audit Committee, or a designated member thereof, must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagements of KPMG pursuant to which it provided the audit and tax services described below for the fiscal year ended January 30, 2006.

Fees Paid to Independent Registered Public Accounting Firm

     The following table presents fees for professional audit services rendered by KPMG for audit of the Company’s annual financial statements for fiscal 2006 and fiscal 2005, and fees billed for tax services rendered by KPMG.

		Percentage of 2006		Percentage of 2005
		Services Approved		Services Approved
		by Audit		by Audit
Name	2006	Committee	2005	Committee

Audit Fees (1)	$ 1,254,286	100%	$1,961,582	100%
Tax Fees (2)	—	100%	$10,370	100%

(1)

Audit services consist of the audit of annual financial statements, audit of the effectiveness of our internal control over financial reporting as of January 30, 2006 as required by Section 404 of the Sarbanes-Oxley Act, SAS 100 quarterly reviews, review of UFOC/registration statements and issuance of comfort letters and consents.

(2)	Tax services consist of tax compliance and tax planning advice to our wholly owned subsidiary, Carl Karcher Enterprises, Inc.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

     Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning and tax advice.

4. Other fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

     Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Auditor Independence

     The Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence and has concluded that the provision of such non-audit services does not compromise the independence of KPMG.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of three non-management directors and operates pursuant to a written Charter that is available on our website at www.ckr.com. During fiscal 2006, the Audit Committee held six meetings. The Audit Committee’s purpose is to (a) assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’

qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors; (b) to decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (c) to prepare this Report. The Board of Directors has determined, upon the recommendation of the Nominating & Corporate Governance Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board of Directors has also determined that each member is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mr. Willey is an “audit committee financial expert” within the meaning of the rules of the SEC.

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, including a review of CKE’s accounting and financial reporting principles and policies, financial reporting judgments, clarity and comprehensiveness of the financial statements, alternative treatments for various items in the financial statements, and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee, along with management, is responsible for evaluating KPMG’s performance, including a review of its qualifications, independence and quality control procedures, and deciding whether to retain KPMG each year. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards; assessing, testing and evaluating management’s assessment of, and the effectiveness of, internal control over financial reporting based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission; expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles; and expressing an opinion on management’s assessment of, and the effective operation of, internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence. All non-audit services performed by the independent auditors must be specifically pre-approved by the Audit Committee or a member thereof.

     During fiscal 2006, the Audit Committee performed all of its duties and responsibilities under the then applicable Charter of the Audit Committee. In addition, based on the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for fiscal 2006 be included in its Annual Report on Form 10-K for the Company’s fiscal year ended January 30, 2006.

Dated: May 30, 2006

AUDIT COMMITTEE

/s/
Frank P. Willey (Chairman)
Peter Churm
Byron Allumbaugh

     The report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

Other Business

     Presented by Management. Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote thereon in accordance with their best judgment.

     Presented by Stockholders. As no nominations and/or proposals were timely submitted to the Company, there are no matters proposed by stockholders which are to be acted/voted upon.

FUTURE STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the annual meeting in the year 2007 must deliver the proposal to the Corporate Secretary at 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013:

          1. Not later than January 30, 2007, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8(e)(2) under the Securities Exchange Act of 1934, as amended. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

          2. Not later than March 28, 2007 (based on a tentative Annual Meeting date of June 26, 2007), if the proposal is submitted pursuant to CKE’s bylaws, in which case we are not required to include the proposal in our proxy materials.

     Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of shares of CKE which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by CKE.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on
Communicating with Non-Management Directors

     We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may communicate that concern to Hilary Burkemper, our Compliance Officer, at hburkemper@ckr.com, or the Audit Committee of the Board of Directors at auditcommittee@ckr.com, or, to maintain anonymity, by sending correspondence to the private mail box address at CKE Restaurants, Inc., Audit Committee, 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, may contact Hilary Burkemper at (805) 745-7500

6307 CARPINTERIA AVE., STE. A
CARPINTERIA, CA 93013-2901

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED
PROXIES TO VOTE THESE SHARES IN THE SAME MANNER AS IF YOU
MARKED, SIGNED AND RETURNED YOUR PROXY CARD

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 26, 2006 (June 22, 2006, if you hold shares through CKE’s Employee Stock Purchase Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 26, 2006 (June 22, 2006, if you hold shares through CKE’s Employee Stock Purchase Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CKE Restaurants, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 9:30 A.M. Central Time on June 27, 2006 (June 20, 2006, if you hold shares through CKE’s Employee Stock Purchase Plan).

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE YOU
DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CKERS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CKE RESTAURANTS, INC.

Vote on Directors
1.	ELECTION OF THREE DIRECTORS		For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
			All	For All	Except
	Nominees: (01) CARL L. KARCHER, (02) JEROLD H. RUBINSTEIN, AND (03) DANIEL E. PONDER, JR.		O	O	O

						For	Against	Abstain
2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.					O	O	O

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PERSONS NAMED ON THE PROXY CARD WILL VOTE “FOR” THE NOMINEES LISTED ABOVE.

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

		Yes	No
Please indicate if you plan to attend this meeting		O	O

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		O	O

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

FOLD AND DETACH HERE.

PROXY

     CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013-2901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF CKE RESTAURANTS, INC.

     The undersigned hereby appoints Andrew F. Puzder and E. Michael Murphy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of CKE Restaurants, Inc. Common Stock held of record by the undersigned on May 8, 2006, at the Annual Meeting of Stockholders to be held on June 27, 2006, and any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.